Exhibit 14

Alliance Gaming Corporation
Code of Ethics and Business Conduct

I.                                      General policy

A.                                   It is the policy of Alliance Gaming Corporation and its subsidiaries and affiliates (collectively, the “Company”) to conduct their businesses with honesty and integrity and in compliance with applicable laws, rules, and regulations. The Company is strongly committed to the highest standards of ethical conduct in every aspect of its dealings with its constituencies, employees, customers, regulators, suppliers, stockholders, communities and competitors, and will rigorously enforce compliance with its policies and procedures.

B.                                     As part of its commitment to ethical business practices, the Alliance Gaming Corporation board of directors (the “Board”) has adopted this Code of Ethics and Business Conduct (the “Code”) for all directors, officers, and employees of the Company. The Company also issues policy statements that provide specific guidance relative to business ethics. Ethics-oriented policies include, without limitation, the following titles:

Conflicts of Interest
Gifts and Payments
Antitrust and Unfair Trade Practices
Political Activities and Contributions
Insider Trading
Dealings with Government Officials

These policies are in the Alliance Gaming Corporation Policy Manual and are incorporated in this Code of Ethics and Business Conduct by reference.

References to “employees” in this Code include all Company officers, including the Chief Executive Officer and the Chief Financial Officer.

C.                                     Directors and all levels of employees must conduct Company business within the letter and the spirit of this Code and all applicable laws, rules, and regulations, including insider trading laws. Transactions in Company securities are governed by the Company’s Insider Trading Policy. The Company does business in a highly regulated industry and is subject to public scrutiny and frequent investigation by law enforcement agencies. Dealings of questionable legality and with people of doubtful character or integrity must be avoided. Even a hint of impropriety can jeopardize the Company’s licenses and its ability to do business. The Company cannot tolerate conduct that violates or attempts to evade any law, rule, regulation, Company policy or procedure, or this Code, nor can the Company condone conduct that is or appears to be unethical. No one should take unfair advantage of another individual through manipulation, concealment, abuse of privileged information, or misrepresentation of material facts or any other unfair dealing practice. Every employee with supervisory responsibilities shall encourage ethical behavior and ensure that each subordinate understands and adheres to this Code.

D.                                    No code or policy can anticipate every situation or provide definitive answers to all questions that may arise. Accordingly, this Code is intended to focus each director and employee on areas of ethical risk, to provide guidance to help them recognize and deal with ethical issues, to establish mechanisms to report unethical conduct and to help foster the Company’s values and operating principles. When in doubt about the best course of action, employees are encouraged to bring questions about particular circumstances to the attention of the Company’s legal department, unless a particular policy or this Code directs otherwise. Directors are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of this Code to the attention of the Chairs of the Audit or Governance Committees, as appropriate, who may consult with inside or outside legal counsel.

II.                                  Administration

A.                                   The Office of the General Counsel is responsible for the overall design, development, and management of the Company’s ethics and business conduct program, with appropriate support from the Human Resources Department and other members of management as the General Counsel may direct.

B.                                     The Human Resources Department shall distribute the Code and the policy statements and any revisions to all directors and employees and to any others as the Human Resources Department deems appropriate or as the Office of the General Counsel may direct.

III.                              Reports and Inquiries.

A.                                   The Company encourages directors and employees to make inquiries, express work-related personal concerns regarding ethics issues and report violations and suspected violations of business ethics, law, rules, regulations, policies, or procedures, without fear of retribution or retaliation for making such reports or inquiries.

B.                                     If you believe in good faith or know of any violation of any applicable law, rule or regulations or other violation of this Code, report it immediately as provided for in Section IX–Reporting. If you are uncertain about the propriety of conduct in a particular situation, consult the Office of the General Counsel.

C.                                     No director or employee will suffer retaliation for making a report or inquiry. Reports and inquiries will be handled with the highest degree of confidentiality possible, except, for example, where disclosure is required by law or legal process or is necessary to allow an outside governmental agency to investigate the complaint.

IV.                             Confidentiality

Directors and employees should maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized or required by applicable laws, rules or regulations. “Confidential information” includes, but is not limited to, all non-public information and records related to the Company and its business, customers, or suppliers that comes to a director or an employee in the course of performing his or her responsibilities, that might be of use to competitors or harmful to the Company or its business, if disclosed.

V.                                 Conflict of Interest

A.                                   It is the Company’s policy that all directors and employees avoid business and personal situations that may give rise to a conflict of interest. A “conflict of interest” occurs when an individual’s private interest interferes with—or may appear to interfere—with the interests of the Company as a whole. Conflicts of interest also arise when a director or an employee, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position with the Company. “Immediate family” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who share such person’s home.

B.                                     The Code does not attempt to describe all possible conflicts of interest that could develop. Some of the more common conflicts of interest are set forth below:

•                  a director or an employee takes actions or has interests that may make it difficult to perform his or her work on behalf of the Company objectively and effectively;

•                  a director or an employee engages in conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has entered or proposes to enter into a business or contractual relationship;

•                  a director or an employee has a direct or indirect interest in a transaction where the Company is or may become a party, property that the Company may acquire or an entity with which the Company does or may do business, except where full disclosure of the facts is made to the Company as provided for in Section IX—Reporting; or

•                  a director or an employee or member of his or her immediate family accepts compensation or a gift from persons or entities where any such compensation or gift is being made as a result of his or her position with the Company or in order to influence his or her actions in his or her position with the Company, or where acceptance of the compensation or gift creates the appearance of a conflict of interest.

C.                                     Any situation that may reasonably be expected to involve a conflict of interest should be disclosed as provided for in Section IX—Reporting. Because conflicts of interest may not always be clear-cut, employees are encouraged to bring questions about particular situations to the attention of the senior Human Resources representative or to the Office of the General Counsel. Directors should address any questions to the Chief Executive Officer or the Office of the General Counsel.

VI.                             Company Assets and Corporate Opportunities

A.                                   Company assets, such as information, supplies, equipment, materials, intellectual property, software, hardware, and facilities, among other Company properties and assets, are valuable resources owned, leased, or licensed by or otherwise belonging to the Company and are to be used solely for Company purposes. Safeguarding this property from loss, damage, or theft is the responsibility of all directors and employees. No person may take Company property or assets for personal use or gain, nor may Company property or assets be given away, sold, or traded without proper authorization.

B.                                     Directors and employees owe a duty to the Company to advance its legitimate interests when the opportunity so arises. Directors and employees may not: (i) take for themselves personally opportunities that are discovered through the use of the Company’s property, information, or position, (ii) use Company property, information, or position for personal gain, or (iii) compete with the Company. A permitted exception to this policy exists if, after full disclosure of the facts as provided for in Section IX—Reporting to the disinterested members of the Board or senior management, as appropriate, determine that the Company will not pursue the opportunity.

VI.                             Public Reporting

Employees are responsible for the accurate and complete reporting of financial information within their respective areas of responsibility and for the timely notification to the applicable supervisor or officer of significant transactions and the people involved, trends, and other financial or non-financial information that may be material to the Company. Employees are also responsible for timely reports of other information not necessarily of a financial nature that could have a significant impact on the Company’s business, financial condition, or results of operations. Reports and documents that the Company filed with or submits to the Securities and Exchange Commission and the New York Stock Exchange, and other public communications, should contain full, fair, accurate, timely, and understandable disclosure.

VII.                         Senior Financial Officers

A.                                   This Section VII applies to the Company’s Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer, as well as the chief accounting officers of the various business units (collectively, the “Senior Financial Officers”). Senior Financial Officers are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Section VII to the attention of the Chair of the Audit Committee, who may consult with inside or outside legal counsel as appropriate. As employees of the Company, Senior Financial Officers are also covered by, and expected to comply with, all other sections of this Code.

B.                                     Senior Financial Officers are responsible for the accurate and reliable preparation and maintenance of the Company’s financial records. Accurate and reliable preparation of financial records is of critical importance to proper management decisions and the fulfillment of the Company’s financial, legal, and reporting obligations. Diligence in accurately preparing and maintaining the Company’s records allows the Company to fulfill its reporting obligations and to provide stockholders, governmental authorities and the general public with full, fair, accurate, timely, and understandable disclosure. Senior Financial Officers are responsible for establishing and maintaining adequate disclosure controls and procedures and internal controls and procedures, including procedures which are designed to enable the Company to accurately document and account for transactions on the books and records of the Company, and for maintaining reports, vouchers, bills, invoices, payroll and service records, business measurement and performance records, and other essential data with care and honesty.

VIII.                     Director Responsibilities

A.                                   The Board represents the interests of stockholders, as owners of a corporation, in optimizing long-term value by overseeing management performance on the stockholders’ behalf. The Board’s responsibilities in performing this oversight function include a duty of care and a duty of loyalty.

B.                                     A director’s duty of care refers to the responsibility to exercise appropriate diligence in overseeing the management of the Company, making decisions, and taking other actions. In meeting the duty of care, directors are expected to:

•                  Attend and participate in board and committee meetings. Personal participation is required. Directors may not vote or participate by proxy.

•                  Remain properly informed about the corporation’s business and affairs. Directors should review and devote appropriate time to studying board materials.

•                  Rely on others. Absent knowledge that makes reliance unwarranted, directors may rely on board committees, management, employees, and professional advisors.

•                  Make inquiries. Directors should make inquiries about potential problems that come to their attention and follow up until they are reasonably satisfied that management is addressing them appropriately.

C.                                     A director’s duty of loyalty refers to the responsibility to act in good faith and in the Company’s best interests, not the interests of the director, a family member, or an organization with which the director is affiliated. Directors should not use their positions for personal gain. The duty of loyalty may be relevant in cases of conflict of interest and corporate opportunities.

IX.                             Reporting

The Company is committed to operating according to the high standards of business conduct and ethics set forth in this Code. Each director and employee is expected to report what he or she believes in good faith are actual or potential conflicts of interest, corporate opportunities, actual or potential violations of applicable laws or non-compliance with this Code by any Company director or employee. The Company’s senior management is generally responsible for the enforcement of this Code relating to employees. The Audit and Corporate Governance Committees may designate another Board committee or the full Board, as it deems appropriate, to handle the enforcement of a particular Code provision as it applies to directors.

Employees should report actual or potential conflicts of interest, corporate opportunities, and actual or potential violations of this Code involving any Company director or employee to a member of the Company’s senior management or to the Company’s General Counsel. Directors should report these matters to the Company’s Chief Executive Officer or General Counsel. Alternatively, if an accounting or auditing matter is involved, concerns or reports of possible violations may be submitted to the Company’s Chief Financial Officer or General Counsel. Communications about accounting and auditing matters may be submitted anonymously and will be kept confidential, except where disclosure is required to investigate the matter or by any applicable laws, rules, regulations, or legal processes. It is the Company’s policy to prohibit any form of retaliation for reports of misconduct by others made in good faith.

X.                                 Discipline

A.                                   Failure to comply with the standards contained in this Code may result in disciplinary action. Without limiting the foregoing, disciplinary action may be taken against:

•                  directors or employees who authorize or participate directly in conduct that is illegal, unethical, or otherwise violates this Code;

•                  directors or employees who fail to report or who withhold material information about conduct that is illegal, unethical, or otherwise violates this Code;

•                  supervisors whose inadequate supervision or lack of diligence contributes to violations; or

•                  supervisors who attempt to retaliate, directly or indirectly, against employees who report violations.

B.                                     Where Code violations are determined to exist, appropriate corrective and disciplinary action will be taken, which may include one or more of the following measures, as applicable: (i) counseling, (ii) a warning, (iii) a reprimand noted in the employee’s personnel file, (iv) probation, (v) change in job responsibilities, authority and/or title, including reassignment, (vi) temporary suspension, with or without pay, (vii) termination of employment or other relationship with the Company, (viii) removal as an officer, (ix) referral for criminal prosecution or civil action and (x) actions for reimbursement to the Company or other affected parties for losses or damages resulting from the violation.

C.                                     It is the Company’s policy that waivers of this Code will not be granted except in very limited circumstances. Any waivers of this Code for executive officers of the Company may only be made by the board of directors or the Audit Committee of the Board after disclosure of all material facts by the individual seeking the waiver and will be promptly disclosed as required by law or stock exchange regulation. Any waivers for other individuals may only be granted by the Company’s General Counsel after disclosure of all material facts by the individual seeking the waiver.